July 31, 2012

GenMark Diagnostics and Advanced Liquid Logic Finalize Technology and Collaboration Agreements to Develop an All-Digital Fully Integrated Diagnostic Platform

CARLSBAD, Calif.--(BUSINESS WIRE)-- GenMark Diagnostics, Inc., (NASDAQ: GNMK) and Advanced Liquid Logic, Inc. (ALL) announced today that they have executed definitive agreements pursuant to which GenMark and ALL will collaborate to develop an all-digital, fully integrated in-vitro diagnostic platform bringing together ALL's proprietary electrowetting technology and GenMark's proprietary electrochemical detection. The agreements follow from the Heads of Agreement entered into by GenMark and ALL on March 30, 2012.

About GenMark Diagnostics, Inc.

GenMark Diagnostics is a leading provider of automated, multiplex molecular diagnostic testing systems that detect and measure DNA and RNA targets to diagnose disease and optimize patient treatment. Utilizing GenMark's proprietary eSensor® detection technology, GenMark's eSensor® XT-8 system is designed to support a broad range of molecular diagnostic tests with a compact, easy-to-use workstation and self-contained, disposable test cartridges. GenMark currently markets three tests that are FDA cleared for IVD use: Cystic Fibrosis Genotyping Test, Warfarin Sensitivity Test, and Thrombophilia Risk Test. A Respiratory Viral Panel (RVP) has been submitted to the FDA for 510(k) clearance. A number of other tests, including HCV Genotyping and 2C19, versions of which are available for research use only, and KRAS, are in development for IVD use. For more information, visit www.genmarkdx.com.

About Advanced Liquid Logic, Inc.

Advanced Liquid Logic is pioneering the next generation of microfluidics - Digital Microfluidics - with easy-to-use, cost-effective products in newborn screening and genomics sample preparation. Advanced Liquid Logic, a rapidly growing and profitable, privately-held company, also has products in development addressing in-vitro diagnostics and other markets. The Company's proprietary Digital Microfluidics enables precise and flexible manipulation of microdroplets using electrical fields. Advanced Liquid Logic is headquartered in Durham, NC with additional facilities in Grenoble, France. For more information please visit www.liquid-logic.com.

SAFE HARBOR STATEMENT

This press release includes forward-looking statements regarding events, trends and business prospects, which may affect our future operating results and financial position. Such statements, including, but not limited to, those regarding continued growth in sales of our diagnostic tests, the expansion of our diagnostic test menu, the development and functionality of our products and the continued development of our technology, are all subject to risks and uncertainties that could cause our actual performance, operating results and financial position to differ materially. Some of these risks and uncertainties include, but are not limited to, risks related to our history of operating losses, our ability to successfully commercialize our products, the need for further financing and our ability to access the necessary additional capital for our business, inherent risk and uncertainty in the protection intellectual property rights, ability to maintain gross margins, regulatory uncertainties regarding approval or clearance for our products, as well as other risks and uncertainties described under the "Risk Factors" in our public filings with the Securities and Exchange Commission. We assume no responsibility to update or revise any forward-looking statements to reflect events, trends or circumstances after the date they are made.

GenMark Diagnostics, Inc.

Hany Massarany, 760-448-4300

President and Chief Executive Officer